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                BlackRock MuniYield Michigan Quality Fund, Inc.
                              File No. 811-07080
                     Item No. 77M (Mergers) -- Attachment

During the six month period ending January 31, 2016, BlackRock MuniYield Michigan Quality Fund, Inc. (the "Registrant" or "MIY") acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock MuniYield Michigan Quality Fund II, Inc. ("MYM") (File No. 811-06501) (the "Reorganization").

The Board of Directors of the Registrant and MYM unanimously approved the Reorganization and the proposals to effectuate such Reorganization, including an Agreement and Plan of Reorganization and the issuance of additional common shares (the "Common Shares") and Series W-7 Variable Rate Demand Preferred Share ("VRDP Shares") of the Registrant.

The holders of Common Shares (the "Common Shareholders") and the holders of VRDP Shares (the "VRDP Holders") of MYM approved, as a single class, a proposal to approve an Agreement and Plan of Reorganization between MYM and the Registrant (the "Agreement") pursuant to which (i) the Registrant will acquire substantially all of MYM's assets and assume substantially all of MYM's liabilities in exchange solely for newly issued Common Shares and VRDP Shares of the Registrant and (ii) MYM will terminate its registration under the Investment Company Act of 1940 (the "1940 Act") and liquidate, dissolve and terminate in accordance with its charter and Maryland law.

The VRDP Holders of MYM approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the termination of MYM's registration under the 1940 Act and the dissolution of MYM in accordance with its charter and Maryland law.

The Common Shareholders and the VRDP Holders of the Registrant, approved, as a single class, a proposal to approve the issuance of additional Common Shares of the Registrant in accordance with the Agreement.

VRDP Holders of the Registrant approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the issuance of additional VRDP Shares of the Registrant.

On May 8, 2015, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-203982) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the Common Shareholders of MYM. Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on June 16, 2015 followed by a filing on Form 497 on June 18, 2015. The N-14 Registration Statement as so amended was declared effective by the Securities and Exchange Commission on June 17, 2015. The post-effective Amendment No. 1 to the N-14 Registration Statement was filed on September 14, 2015.

On May 8, 2015, in connection with the Reorganization, the Registrant and MYM filed a Preliminary Proxy Statement (the "Preferred Share Proxy Statement"). The Preferred Share Proxy Statement contained the proxy materials soliciting the approval of the Agreement by the VRDP Holders of MYM and the approval the Agreement, including the issuance of additional VRDP Shares of the Registrant, by the VRDP Holders of the Registrant. The Definitive Preferred Share Proxy Statement was filed on June 18, 2015.

MYM dissolved and terminated its existence in the State of Maryland on September 14, 2015.

MYM filed an application for deregistration under the 1940 Act on Form N-8F on November 16, 2015 and the Securities and Exchange Commission declared that MYM has ceased to be an investment company on December 16, 2015.

In the Reorganization, the Registrant acquired substantially all of the assets and liabilities of MYM, pursuant to the Agreement, in a tax-free transaction in exchange for an equal aggregate value of newly-issued Common Shares and VRDP Shares of the Registrant.

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Common Shareholders of MYM received an amount of MIY Common Shares equal to the aggregate net asset value of their holdings of MYM Common Shares as determined at the close of business on September 11, 2015.

VRDP Holders of MYM received one share of MIY VRDP Shares in exchange for one share of MYM VRDP Shares. The aggregate liquidation preference of MIY VRDP Shares received by such VRDP Holders of MYM was equal to the aggregate liquidation preference of MYM VRDP Shares that were exchanged.

Fractional shares of the Registrant were not issued in the Reorganization and consequently cash was distributed for any such fractional amounts.

The Reorganization was accomplished by a tax-free exchange of shares of MIY in the following amounts and at the following conversion ratios:

                           Shares Prior to
       Target Fund Shares  Reorganization  Conversion Ratio Shares of MIY
       ------------------  --------------- ---------------- -------------
       MYM Common Shares     12,098,420       0.93643508     11,329,360
       MYM VRDP Shares          873               1             873

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